Telestone Announces Proprietary WFDS Solution Selected as Candidate for China Mobile's Annual Large Scale Purchase

BEIJING, March 3 /Xinhua-PRNewswire-FirstCall/ -- Telestone Technologies Corporation Ltd. ("Telestone" or the "Company") (Nasdaq: TSTC - News), a leading developer and provider of wireless communication coverage solutions based in the People's Republic of China, today announced that their Wireless Fiber Distribution System (WFDS), a leading wireless indoor coverage solution, has been listed as a candidate on China Mobile's annual purchase list. Over the past years, China Mobile's networks have largely been constructed by equipment acquired through these annual large scale purchases. That Telestone's solutions and products are listed as candidates presents the opportunity for the Company's products to be purchased on a large scale. The annual purchase of China Mobile on indoor wireless coverage products is estimated to begin in early March.

Mr. Han Daqing, Chairman and CEO of Telestone, commented:

"I am very pleased that WFDS has been listed on China Mobile's large scale purchase list, which we regard as one of the most important order opportunities in our industry. The fact that WFDS has gained formal recognition as an attractive, viable technology from one of our key clients is an encouraging step as we promote our proprietary WFDS solution to China's major carriers, and I am optimistic regarding the value of any orders that we may receive from China Mobile."

About Telestone

Telestone provides wireless communications coverage solutions primarily in the PRC. These solutions include products such as repeaters, antennas and radio accessories. Telestone also provides services that include project design, project management, installation, maintenance and other after-sales services. Telestone currently has approximately 800 employees. For more information please visit http://www.telestone.com/english/index.asp .

Safe Harbor Statement

Statements about the Company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward-looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The Company's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the Company undertakes no obligation to update forward-looking statements.

For further information, please contact:

Telestone Technologies Corporation Ltd.
Fang Cui
Tel: +86-10-8367-0088 x1203
Email: cuifang@telestone.com

FD Beijing
Julian Wilson
Tel: +86-10-8591-1951
Email: Julian.Wilson@fd.com